SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                     the Securities and Exchange Act of 1934


                          Date of Report: September 10, 2001



                           CAMBRIDGE ENERGY CORPORATION
             ------------------------------------------------------
                     (formerly Cayman Resources Corporation)
             (Exact name of registrant as specified in its charter)


       Nevada                       0-24493                   59-3380009
------------------------       ---------------------         -------------------
(State of Incorporation)       (Commission File No.)         (I.R.S. Employer
                                                             Identification No.)


           215. South Riverside Drive, Suite 12, Cocoa, Florida 32922
            --------------------------------------------------------
              (Address of principal executive offices) (Zip Code)


                                 (321) 636-6165
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

     Cambridge Energy Corporation ("Cambridge") has disposed of 100% of the shares of Intermega Energy Pte Ltd. (Singapore) ("Intermega") a wholly owned subsidiary of Cambridge which operates oil properties in Eastern Indonesia to Mr. F.K. Ho.

     In exchange for the Intermega shares Cambridge received Cambridge Energy Corporation common stock valued at $501,820 and relief from indebtedness of F.K. Ho in the amount of $552,595.60. In addition, as a result of this transaction, Cambridge eliminated from its financial statements Accounts Payable to Pertamina in the amount of $1,404,413.53, Taxes Payable in the amount of $162,699.25, Accounts Payable in the amount of $539,562.06, Accrued Expenses in the amount of $316,889.04 and Other Payables in the amount of $2,146.21 for a total difference of $2,967,835.49.

     Indonesia has been undergoing major political unrest and violence and is experiencing a major political transition. All of these factors have brought significant negative reactions from investment bankers and banks as well as other financial institutions to which Cambridge presents its development properties, projects and capital plans.

     Although Cambridge has experienced continuous production from these fields, it has been seeking additional development funds since Intermega was purchased. In spite of a number positive indications, several banks and investment banks have failed to follow through with transactions for the reasons set out above as well as the climate in the financial markets created by them.

     While Cambridge remains optimistic regarding the opportunities available to the Company in this area, the difficult capital climate requires that we remove these risk factors from consideration. In addition, a significant amount of liabilities are removed from Cambridge's financial statements by this transaction.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.


                                                 Cambridge Energy Corporation




DATED:  September 10, 2001                          By: /s/  Perry D West
                                                     ---------------------------
                                                     Perry D. West, President
                                                     and Chief Executive Officer